Exhibit 10.37

CERNER CORPORATION
2001 ASSOCIATE STOCK PURCHASE PLAN
(AMENDED AND RESTATED JANUARY 1, 2019)

SECTION 1.    PURPOSE OF PLAN

The Cerner Corporation 2001 Associate Stock Purchase Plan (the “Plan”) is designed to encourage and assist associates of Cerner Corporation (“Cerner”) and Cerner's U.S. based subsidiaries (collectively with Cerner, the "Company"), to acquire an equity interest in Cerner through the purchase of shares of Cerner common stock, par value $.01 per share (“Common Stock”). This Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (the “Code”).

SECTION 2.    ADMINISTRATION OF THE PLAN

The Plan shall be administered by Cerner’s Board of Directors (the “Board”) or by a committee of the Board (the “Committee”) appointed by the Board and serving at its pleasure (the Board or any such Committee being herein referred to as the “Administrator”). Until such time as the Board shall determine otherwise, the Compensation Committee of the Board shall serve as Administrator. The Administrator shall have full power and authority, not inconsistent with the express provisions of the Plan, to administer and interpret the Plan, including the authority to:

(i)	grant options and authorize the issuance of shares;

(ii)	make and amend all rules, regulations, guidelines, procedures and policies for administering the Plan;

(iii)	decide all questions and settle all disputes that may arise in connection with the Plan;

(iv)
appoint persons and entities to act as designated representatives on the Administrator’s behalf in administering the Plan pursuant to its provisions (in which case the term “Administrator” as used herein shall include such persons or entities to the extent of such appointment);

(v)	establish accounts with a person or entity appointed pursuant to (iv) above (“Custodian”) to hold Common Stock purchased under the Plan (“Stock Account”);

(vi)	cause Cerner to enter into a written agreement with the Custodian setting forth the terms and conditions upon which Stock Accounts shall be governed (“Custodial Agreement”); and

(vii)
require Participants to hold shares of Common Stock under the Plan in Stock Accounts (in which case each Participant’s decision to participate in the Plan shall constitute the appointment of such Custodian as custodial agent for the purpose of holding such shares) until such time as shall be specified in the Custodial Agreement.

All interpretations, decisions and determinations made by the Administrator shall be binding on all persons concerned.

SECTION 3.    NATURE AND NUMBER OF SHARES

The Common Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares or previously issued shares reacquired and held by Cerner. The aggregate number of shares that may be issued under the Plan shall not exceed 16,000,000 shares (which takes into account Cerner's two 2-for-1 stock splits in 2011 and 2013) of Common Stock. The number of shares of Common Stock which a Participant may purchase in an offering under the Plan may be reduced if the offering is over-subscribed. No Option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which Options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Participants shall receive a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as possible and as the Committee determines to be equitable.

In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, exchange of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Cerner, the Board or the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan.

SECTION 4.    ELIGIBILITY

Each individual employed the Company, including associates employed by its U.S. based subsidiaries (“Associate”), except as provided below, shall be eligible to participate in the Plan. The following individuals shall be excluded from participation:

(a)    Persons who, as of the date of grant of an Option, have been continuously employed by Cerner for less than two (2) weeks;

(b)    Persons who, immediately upon the grant of an Option, own directly or indirectly, or hold options or rights to acquire under any agreement or Company plan, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of Common Stock; and

(c)    Persons who are customarily employed by the Company for less than twenty (20) hours per week or for not more than five (5) months in any calendar year.

SECTION 5.    ENROLLMENT AND WITHDRAWAL

Each eligible Associate may enroll or re-enroll in the Plan as of the first day of any Option Period (as hereinafter defined) after the Associate first becomes eligible to participate. To enroll, an Associate must properly complete an enrollment form (including a payroll deduction authorization) in a form and manner acceptable to the Administrator and submit it to the Company, or use such other means to enroll as is authorized by the Administrator, within the time period before the commencement of such Option Period as the Administrator may prescribe. Participation in the Plan is voluntary. A “Participant” shall be an Associate enrolled in the Plan.

A Participant will automatically be enrolled in all future Option Periods unless the Participant withdraws from the Plan. If a Participant withdraws from the Plan, he or she will cease to be a Participant and may only participate in future Option Periods if he or she re-enrolls in the Plan. Any Participant may withdraw from the Plan by notifying the Company in writing, via electronic designation on the third party administrator's website, or any other manner permitted by the Administrator during the Option Period provided that such notification is at least three (3) business days prior to the Purchase Date (as defined below). Upon such a withdrawal, the entire amount contributed to the Plan by the Participant (and not yet used to purchase Common Stock) will be refunded without interest as soon as administratively practicable. In the event that a Participant notifies the Company within the three (3) day period prior to the Purchase Date, the Participant will be withdrawn from participating in the next following Option Period. The Participant's election to withdraw from an Option Period will not have any effect upon his or her eligibility to participate in succeeding Option Periods that commence following the completion of the Option Period from which the Participant withdraws.

SECTION 6.    GRANT OF OPTIONS

Unless changed by the Board or the Committee, the Plan will be implemented by four (4) annual offerings of the Company’s Common Stock each calendar year (the “Option Periods”). In each year that the Plan is in effect, the first Option Period will begin on January 1 and end on March 31, the second Option Period will begin on April 1 and end on June 30, the third Option Period will begin on July 1 and end on September 30, and the fourth Option Period will begin on October 1 and end on December 31.

Each person who is a Participant on the first day of an Option Period (the “Grant Date”) will as of such day be granted an option for the Option Period (the “Option”). Such Option will be for the purchase of a maximum number of shares of Common Stock to be determined by dividing (i) the balance credited to the Participant’s Payment Account (as defined in Section 7(b)) during such Option Period by means of payroll deduction (or such other means deemed acceptable by the Administrator) as of the Purchase Date (as determined under Section 8 below), by (ii) the purchase price per share of the Common Stock as determined under Section 8.

In no event shall a Participant be entitled to purchase, for any Option Period, more than the lesser of (i) the number of shares obtained by dividing $25,000 by the fair market value of a share of Common Stock on the Grant Date for such Option Period, or (ii) the maximum number of shares permitted to be purchased under Section 7(c) below.

The Administrator will reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is otherwise insufficient, and will return to Participant without interest any remaining unused balance in the Participant’s Payment Account as soon as administratively practicable.

SECTION 7.    METHOD OF PAYMENT

(a)    Form of Payment. Payment for shares shall be made in installments through after-tax payroll deductions during the Option Period, with such deductions taken from pay periods paid during the Option Period, or in such other form of payment deemed acceptable by the Administrator.

Subject to the limits below and in Section 8, each Participant may elect through payroll withholding during the Option Period (or such other means deemed acceptable by the Company) to have credited to his or her Payment Account an amount not less than one percent (1%) and not greater than twenty percent (20%) of Compensation (as defined below); provided that the Administrator from time to time before an enrollment date may establish limits other than those herein described for all purchases to occur during the relevant Option Period.

For purposes of the Plan, “Compensation” shall mean all compensation paid to the Participant by the Company and currently includible in his or her income, including variable compensation (such as commissions, bonuses or other short-term incentive payments), overtime, and other amounts includible in the general definition of compensation provided in Treasury Regulation §1.415(c)-2(a), plus any amount that would be so included but for the fact that it was contributed to (a) a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, (b) a nonqualified deferred compensation plan, and/or (c) a cafeteria plan on a before-tax basis pursuant to an election under Section 125 of the Code, but not including (i) payments under stock option plans (including any amount of income recognized upon the exercise of a stock option) and other employee benefit plans or other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code, and (ii) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, payments of benefits under nonqualified deferred compensation plans, and welfare benefits.

A Participant may decrease the rate of withholding on a prospective basis effective as to future pay periods within an Option Period by giving written or electronic notice (in a form acceptable to the Administrator) to the Company not less than two (2) weeks prior to the desired effective date of such decrease. During the applicable enrollment period before an upcoming Option Period, a Participant may increase the rate of withholding by giving written or electronic notice (in a form acceptable to the Administrator) to the Company during such enrollment period; provided, however, that such an increase in withholding shall be effective for the upcoming future Option Period(s) only.

(b)    Accounts. A “Payment Account” means the book entry account maintained by the Company or Administrator to record the amount of a Participant’s payments made pursuant to Section 7(a) and any cash amount carried forward from an Option Period to the Grant Date for the next Option Period pursuant to Section 9. All payments by each Participant shall be credited to such Participant’s Payment Account pending the purchase of Common Stock in accordance with the provisions of the Plan. All such amounts in the Payment Account shall be assets of the Company and may be used by the Company for any corporate purpose. No interest will be paid on amounts credited to a Participant’s Payment Account.

(c)    Limits on Purchase. In no event shall the rights of any Participant to purchase shares (under this Plan and under any other stock purchase plans of Cerner which are intended to qualify under Section 423 of the Code) accrue at a rate that exceeds $25,000 per calendar year as measured by the fair market value of such shares (determined in the case of each such share as of the Grant Date of the related Option). For purposes of administering this accrual limitation, the Administrator shall limit purchases under the Plan as follows:

(i)
The number of shares which may be purchasable by a Participant during his or her first Option Period during a calendar year may not exceed a number of shares determined by dividing $25,000 by the Fair Market Value of a Share on the Grant Date for that Option Period.

(ii)
The number of shares which may be purchasable by a Participant during any subsequent Option Period during the same calendar year (if any) shall not exceed the number of Shares determined by performing the calculation below:

(A) First, for each previous Option Period during the same calendar year, the number of Shares purchased by the Participant during such previous Option Period shall be multiplied by the Fair Market Value of a Share on the respective Grant Date for such same previous Option Period.

(B)	Second, the sum of all amounts calculated under (A) above (for all Option Periods) shall be calculated.

(C)	Third, the amount determined under (B) above shall be subtracted from $25,000.

(D)
Fourth, the amount determined under (C) above shall be divided by the Fair Market Value of a Share on the Grant Date for such subsequent Option Period (for which the maximum number of Shares purchasable is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of Shares which may be purchased by any Participant for such subsequent Option Period.

SECTION 8.    PURCHASE PRICE

The purchase price of Common Stock issued pursuant to the exercise of an Option shall be eighty-five (85%) of the fair market value of Common Stock on the last trading day of the Option Period (the “Purchase Date”).

Fair market value shall mean the closing price of Common Stock as reported on the Nasdaq Stock Market or other national securities exchange on which the Common Stock is then principally traded or, if that measure of price is not available, on a composite index of such exchanges or, if that measure of price is not available, in a national market system for securities. In the event that there are no sales of Common Stock on any such exchange or market on the Purchase Date, the fair market value of the Common Stock shall be deemed to be the closing sales price on the next preceding day on which Common Stock is sold on any such exchange or market. In the event that the Common Stock is not listed on any such market or exchange on the Purchase Date, a reasonable valuation of the fair market value of the Common Stock on such dates shall be made by the Administrator.

SECTION 9.    AUTOMATIC EXERCISE OF OPTIONS; STOCK TRANSFER RESTRICTIONS

If an Associate is a Participant in the Plan on a Purchase Date, he or she will be deemed to have exercised the Option granted to him or her for the period ending on that Purchase Date. Upon such exercise, Cerner will apply the balance of the Participant’s Payment Account to the purchase of the number of whole shares of Common Stock determined under Section 6 and, as soon as practicable thereafter, will issue and deliver said whole shares to the Participant (unless Stock Accounts are established by the Administrator pursuant to Section 2 of the Plan). Any cash remaining in the Participant’s Payment Account shall either be carried forward to the next Grant Date (without interest) and become a part of the Payment Account for the Option Period to which such next Grant Date applies, or, upon written request of the Participant to the Administrator, be paid to Participant without interest (unless Stock Accounts are established by the Administrator pursuant to Section 2 of the Plan).

Notwithstanding anything herein to the contrary, Cerner’s obligation to issue and deliver whole shares of Common Stock under the Plan will be subject to the approval required by any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by Cerner with other applicable legal requirements in effect from time to time.

This Plan is intended to satisfy the requirements of Section 423 of the Code. A Participant will not obtain the benefits of this provision of the Code if such Participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Grant Date or within one (1) year from the date such Common Stock is purchased by the Participant, whichever is later.

Additionally, any shares of Common Stock issued under the Plan may not be sold, transferred or assigned until the earlier of (i) the first anniversary of the date the shares of Common Stock are issued to the Participant or (ii) the date the Participant's employment with the Company and any participating subsidiary thereof ends. Certificates representing, or electronic book entries on a direct representation system recording ownership of, such shares of Common Stock issued under this Plan during such one (1) year period may bear a legend or other electronic notation reflecting such transfer restriction.

SECTION 10.    TERMINATION OF EMPLOYMENT

Subject to Section 11, upon the termination of a Participant’s employment with the Company for any reason, the Participant’s Payment Account balance shall be frozen to future accruals and the Participant shall be withdrawn from Plan participation and cease to be a Participant. Upon the cessation of participation, any Option held by the Participant under the Plan shall be treated as follows: (i) the Participant may give written notice to the Administrator within three (3) business days after the Participant's termination (so long as there is at least three (3) business days remaining before the Purchase Date) of his/her desire to cancel his/her Option under the Plan, in which case the Participant’s Payment Account balance will be returned to Participant; or, (ii) if no such notice is received by Participant, or if there are less than three (3) business days remaining before the Purchase Date when the written request is made, then the Option will be exercised on the next Purchase Date. In the case of death of the Participant, the Participant’s Payment Account shall be refunded in accordance with Section 11, without interest, as soon as administratively practicable and the Participant will have no further rights under the Plan.

SECTION 11.    DEATH OF A PARTICIPANT

As soon as administratively feasible after the death of a Participant, any Common Stock and/or cash credited to the Participant under the Plan shall be delivered to the Participant’s executor, administrator or other legal representative of the Participant’s estate. Such delivery and payment shall relieve the Company of further liability to the deceased Participant or his/her estate with respect to the Plan.

SECTION 12.    ASSIGNMENT

Except as provided in Section 11 above, a Participant’s Option, funds, securities, rights or other property held for the account of a Participant shall not be sold, pledged, assigned, transferred, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, or similar process. Any attempted sale, pledge, assignment, transfer, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. A Participant’s right to purchase shares under the Plan shall be exercisable during the Participant’s lifetime only by the Participant. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to refund to the Participant the amount then credited to his or her Payment Account and deliver to Participant any whole shares of Common Stock credited to him or her under any Stock Account.

SECTION 13.    DISSOLUTION, MERGER AND CONSOLIDATION

Upon the dissolution or liquidation of Cerner, or upon a merger or consolidation of Cerner in which Cerner is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Administrator shall give at least 30 days’ written notice of such event to each Participant during which time he or she shall have a right to exercise his or her wholly or partially unexercised Option and, subject to earlier exercise pursuant to Section 9, each Option shall be exercisable after receipt of such written notice and prior to the effective date of such transaction.

SECTION 14.    EQUAL RIGHTS AND PRIVILEGES

All eligible Associates shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provisions of the Code and related regulations. Any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act of amendment by Cerner be reformed to comply with the requirements of Section 423. This Section 14 shall take precedence over all other provisions of the Plan.

SECTION 15.    RIGHTS AS STOCKHOLDER

A Participant shall have no rights as a stockholder under an Option until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 8 as of the close of business on the Purchase Date for the Option Period.

SECTION 16.    MODIFICATION AND TERMINATION OF THE PLAN

The Board or the Committee may terminate the Plan at any time. The Board, the Committee or one of its appointed delegates may at any time and from time to time amend the Plan in any manner permitted by law. No amendment shall be effective unless within one (1) year after it is adopted, the amendment is approved by Cerner’s shareholders in the manner prescribed under the Treasury Regulations under Section 423 of the Code, if such amendment would:

(i)	increase the number of shares reserved for purchase under the Plan, unless such increase is by reason of any change in the capital structure of Cerner referred to in Section 3 hereof;

(ii)	change the designation of corporations or other entities whose employees may be offered Options under the Plan, except as permitted under Treasury Regulations §1.423-2(c)(4);

(iii)	materially modify the requirements as to eligibility for participation in the Plan; or

(iv)	materially increase the benefits accruing to Participants under the Plan.

In the event the Plan is terminated, the Board or Committee may elect to terminate all outstanding Options either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Board has determined that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If Options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned without interest to the Participants.

SECTION 17.    BOARD AND SHAREHOLDER APPROVAL; EFFECTIVE DATE

This Plan was initially adopted by the Board on March 9, 2001. The Effective Date of this restated Plan is January 1, 2019.

SECTION 18.    OTHER PROVISIONS

Options and other documentation under the Plan shall contain such other provisions as the Administrator shall deem advisable, provided that no such provision shall conflict with the express terms of the Plan.

SECTION 19.    USE OF FUNDS.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

SECTION 20.    ERISA

This Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

SECTION 21.    EFFECT OF PLAN

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Associate participating in the Plan, including, without limitation, such Associate’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Associate.

SECTION 22.    WITHHOLDING TAXES

Upon the exercise of any Option under the Plan, the Company shall have the right to require the Associate to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

SECTION 23.    EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan shall be construed to give to any individual the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Associate at any time.

SECTION 24.    COMPLIANCE WITH LAW

The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

SECTION 25.    GOVERNING LAW

The Law of the State of Missouri will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

SECTION 26.    EQUAL RIGHTS AND PRIVILEGES

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Participants who are granted Option under this Plan shall have the same rights and privileges.

SECTION 27.    ENTIRE PLAN

This Plan constitutes the entire Plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

SECTION 28.    SEVERABILITY

If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

SECTION 29.    HEADINGS

The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.